Exhibit 10.2

AMENDED AND RESTATED LETTER OF CREDIT AND
REIMBURSEMENT AGREEMENT AMENDMENT NO. 4

This AMENDED AND RESTATED LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT AMENDMENT NO. 4, dated and effective as of September 16, 2004 (this “Amendment”), is by and among Arch Reinsurance Ltd., Arch Reinsurance Company and Arch Insurance Company (the “Obligors”) and Fleet National Bank, as Agent and Issuing Lender (“Fleet”), and Comerica Bank and Barclays Bank (collectively with Fleet, the “Lenders”).

WHEREAS, the Obligors and the Lenders are parties to an Amended and Restated Letter of Credit and Reimbursement Agreement dated as of April 17, 2002 and amended and restated as of August 12, 2003, as further amended by the Amended and Restated Letter of Credit and Reimbursement Agreement Amendment No. 1 dated as of August 20, 2003, the Amended and Restated Letter of Credit and Reimbursement Agreement Amendment No. 2 dated as of August 10, 2004, and the Amended and Restated Letter of Credit and Reimbursement Agreement Amendment No. 3 dated as of September 9, 2004 (as so amended and restated, the “Reimbursement Agreement”);

WHEREAS, contemporaneously herewith, the Obligors are entering into a Credit Agreement, dated as of September 16, 2004 (the “JPMorgan Facility”), with Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc., various Designated Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Barclays Bank PLC, HSBC Bank USA, National Association, ING Bank N.V., London Branch, The Bank of New York and Wachovia Bank, National Association, as Documentation Agents; and

WHEREAS, in order to satisfy certain terms and conditions of the JPMorgan Facility, the Reimbursement Agreement must be modified, as set forth below.

NOW THEREFORE, the parties hereto agree as follows:

Section 1.               Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Reimbursement Agreement.

Section 2.               Amendment to the Reimbursement Agreement.  Effective as of the effective date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Reimbursement Agreement is hereby amended as follows:

(a)         The definition of “Facility Termination Date” set forth in Section 1.1 of the Reimbursement Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“Facility Termination Date” means September 17, 2004.

(b)         Section 5.1(c) of the Reimbursement Agreement is deleted in its entirety and the following is substituted in lieu thereof:

(c)           Maintenance of Adjusted Collateral Value.  Such Obligor shall at all times maintain Collateral in the Custodial Account maintained in its name in an amount such that the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations of such Obligor; provided that for purposes of calculating the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations, such total shall not include the amount of any outstanding Letter of Credit Obligations and Reimbursement Obligations that are supported by one or more back-to-back letters of credit the terms, conditions and issuer of which are satisfactory to the Issuing Lender.  Each Obligor agrees that if the Adjusted Collateral Value of the Collateral in the applicable Custodial Account is less than the sum of the Letter of Credit Obligations and the Reimbursement Obligations of such Obligor as calculated above, the Agent may, and upon instruction from the Majority Lenders shall, require such Obligor to pay to the Custodian the amount of any such deficiency, which amount shall be payable by no later than 3:00 p.m. (Connecticut time) (i) on the date of notice by the Agent, if such notice is received before 12:00 p.m. (Connecticut time) or (ii) on the Business Day immediately following the date of notice by the Agent, if such notice is received after 12:00 p.m. (Connecticut time), and which payment shall be deposited by the Custodian into the applicable Custodial Account in the form of cash or Investments.  At any time, other than after the occurrence and during the continuation of a Default or an Event of Default, an Obligor may substitute Collateral to the extent such substitution arises from normal trade activities within the Custodial Account in accordance with the provisions of Section 1 of the Security Agreement between the Obligor and the Agent.

Section 3.               Release of Collateral.  The Lenders hereby consent, and direct the Agent, to release on or after the effective date of this Amendment the security interest and lien under the Security Agreement on so much of the Collateral granted by each Obligor, in favor of the Agent for the benefit of the Agent and the ratable benefit of the Lenders, to secure such Obligor’s obligations under the Reimbursement Agreement and other Fundamental Documents, as equals the excess of the Adjusted Collateral Value over the sum of all amounts then outstanding with respect to the Letter of Credit Obligations and Reimbursement Obligations of such Obligor as calculated pursuant to Section 5.1(c) of the Reimbursement Agreement, as amended by this Amendment.  The Agent and each Obligor agree to work together in good faith to determine the exact Collateral to be released and the mechanisms for transferring such Collateral to such Obligor or its appointed designee.

Section 4.               Conditions of Effectiveness.  This Amendment shall become effective when, and only when (i) the Lenders shall have received a counterpart of this Amendment executed by each of the parties hereto and (ii) the JPMorgan Facility has become effective.  In addition, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to the Lenders and the Lenders shall have received any and all other information and documents with respect to each Obligor which they may reasonably request.

Section 5.               Representations and Warranties of the Obligors.  Each Obligor for itself represents as follows:

(a)           The execution, delivery and performance by such Obligor of this Amendment has been duly authorized by all necessary corporate action and does not and will not (i) require any consent or approval of such Obligor’s shareholders; (ii) violate any provisions of the Constituent Documents of such Obligor; (iii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon such Obligor, except where such violation or failure to file would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of such Obligor or the ability of such Obligor to perform its obligations with respect to this Amendment or the Reimbursement Agreement, as amended; or (iv) result in a breach of, cause a lien to arise under, or constitute a default or require any consent under, any note, indenture or loan or agreement or any other agreement of such Obligor except where such breach, default or failure to obtain consent or approval would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of such Obligor or the ability of such Obligor to perform its obligations with respect to this Amendment or the Reimbursement Agreement, as amended.

(b)           This Amendment and the Reimbursement Agreement, as amended hereby, constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c)           The representations and warranties contained in Article IV of the Reimbursement Agreement (as amended by this Amendment) are true, correct and complete in all material respects on and as of the date hereof as though made on and as of such date.

(d)           No Default or Event of Default as described in Article VI of the Reimbursement Agreement has occurred and is continuing or will result from the signing of this Amendment or the transactions contemplated hereby.

(e)           There has been no material adverse change in the condition (financial or otherwise) of such Obligor or the ability of each Obligor to perform its obligations with respect to the Reimbursement Agreement as amended hereby since the date of the last financial statements furnished to the Lenders.

Section 6.               Reference to and Effect on the Reimbursement Agreement.

(a)           Upon the effectiveness of this Amendment, each reference in the Reimbursement Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Reimbursement Agreement as amended hereby.

(b)           Except as specifically amended above, the Reimbursement Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)           Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Reimbursement Agreement, nor constitute a waiver of any provision of the Reimbursement Agreement.

Section 7.               Costs, Expenses and Taxes.  The Obligors agree, jointly and severally, to pay on demand all reasonable costs and expenses of the Lenders in connection with the preparation, execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders with respect thereto and with respect to advising the Lenders as to its rights and responsibilities hereunder and thereunder.

Section 8.               Execution in Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 9.               Governing Law.  This Amendment, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with the laws of the State of Connecticut without giving effect to the choice of law or conflicts of the law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD.

By:	/s/ Janine Trench
Name: Janine Trench
Title: Controller

ARCH REINSURANCE COMPANY

By:	/s/ Michael J. O’Brien, Jr.
Name: Michael J. O’Brien, Jr.
Title: Assistant Controller

ARCH INSURANCE COMPANY

By:	/s/ Martin J. Nilsen
Name: Martin J. Nilsen
Title: Senior Vice President, Secretary & General Counsel

FLEET NATIONAL BANK, as Agent and Issuing Lender

By:	/s/ Debra Basler
Name: Debra Basler
Title: Principal

COMERICA BANK, as Lender

By:	/s/ Dru Steinly
Name: Dru Steinly
Title: Lender

BARCLAYS BANK, as Lender

By:	/s/ Richard Askey
Name: Richard Askey
Title: Director